Exhibit 99.1

 Boot Barn Holdings, Inc. Announces Preliminary Third Quarter Results and Participation in the 2022 ICR Conference

IRVINE, Calif.--(BUSINESS WIRE)--January 7, 2022--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced preliminary results for the third quarter of fiscal year 2022 ended December 25, 2021, in advance of its participation in the ICR Conference on Monday, January 10, 2022.

Due to the impact of COVID-19 on the Company’s results in its third fiscal quarter ended December 26, 2020, it has provided the below quarterly highlights in comparison to its third fiscal quarter ended December 28, 2019, two years ago.

Preliminary Results for the Third Quarter of Fiscal Year 2022

For the third quarter ended December 25, 2021, the Company expects to report:

  Net sales increased 71.1% to approximately $485.9 million, compared to the quarter ended December 28, 2019, two years ago.
  Compared to the quarter ended December 28, 2019, same store sales increased approximately 61.0%, including an increase in retail store same store sales of approximately 59.1% and an increase in e-commerce sales of approximately 69.3%.
  Net income per diluted share of approximately $2.27 based on 30.4 million weighted average diluted shares outstanding, compared to net income per diluted share of approximately $0.85 in the two-year ago period. Net income per diluted share in both periods includes an approximately $0.04 per share benefit due to income tax accounting for share-based compensation. Excluding the tax benefit in both periods, net income per diluted share in the current-year period grew 175% to $2.23, compared to $0.81 in the two-year ago period.
  Cash of $115.0 million. During the third quarter, the Company paid off the remaining $50.0 million term loan and ended the quarter with no debt outstanding.

Jim Conroy commented “Following an incredibly strong first half of fiscal 2022, we delivered outstanding sales growth once again in the third quarter. Our results were a combination of ongoing customer growth coupled with great preparation and excellent execution by the entire team. Despite supply chain and labor challenges in the retail industry at large, we were able to successfully maintain a strong inventory position and recruit enough seasonal associates for our stores to drive outsized sales performance and continue to grow our market share. The performance was further highlighted by strong full price selling and expansion of our exclusive brand penetration which helped fuel a 420-basis point increase in merchandise margin when compared to the period 2 years ago and a 175% improvement in earnings per share. We are very pleased that our momentum has continued into the fourth quarter, particularly as we cycled strong results in the last year period fueled by government stimulus payments.”

The foregoing expected results are preliminary and remain subject to the completion of normal quarter end accounting procedures and closing adjustments.

2022 ICR Conference
The Company will be presenting at the 2022 ICR Conference on Monday, January 10, 2022, at 11:30 am Eastern Standard Time. The slide presentation is available on the “Events & Presentations” section at http://investor.bootbarn.com. The presentation will be webcast live over the internet and can also be accessed at http://investor.bootbarn.com. An online archive will be available for a period of 90 days following the presentation.

About Boot Barn
Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 289 stores in 37 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the effect of COVID-19 on our business operations, growth strategies, store traffic, employee availability, financial condition, liquidity and cash flow; decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Contacts

Investor:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com

or

Company:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Chief Financial Officer
BootBarnIRMedia@bootbarn.com